UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities and Exchange Act of 1934

(Amendment No. 1)*

CRESTLINE CAPITAL CORPORATION

(Name of Issuer)

Common Stock, $.01 par value per share

(Title of Class of Securities)

226153 10 4

(CUSIP Number)

February 14, 2001

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [   ] Rule 13d-1(b)

     [X] Rule 13d-1(c)

     [   ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

SCHEDULE 13G

CUSIP NO. 226153 10 4                                              Page 2 of 10
_____________________________________________________________________________
1    NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only)

     Performance Capital, L.P.
_____________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
     (See Instructions)                                               (a) [X]
                                                                      (b) [ ]
_____________________________________________________________________________
3    SEC USE ONLY
_____________________________________________________________________________
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     New York
_____________________________________________________________________________

NUMBER OF      5    SOLE VOTING POWER

SHARES              1,203,800
               ______________________________________________________________
BENEFICIALLY   6    SHARED VOTING POWER

OWNED BY
               ______________________________________________________________
EACH           7    SOLE DISPOSITIVE POWER

REPORTING           1,203,800
               ______________________________________________________________
PERSON         8    SHARED DISPOSITIVE POWER

WITH
_____________________________________________________________________________
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,203,800
_____________________________________________________________________________
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

     (See Instructions)                                               [ ]
_____________________________________________________________________________
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     7.8% (based on 15,380,000 shares outstanding at 10/13/00)
_____________________________________________________________________________
12   TYPE OF REPORTING PERSON (See Instructions)

     PN
_____________________________________________________________________________

CUSIP NO. 226153 10 4                                              Page 3 of 10
_____________________________________________________________________________
1    NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only)

     Performance Capital II, L.P.
_____________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
     (See Instructions)                                               (a) [X]
                                                                      (b) [ ]
_____________________________________________________________________________
3    SEC USE ONLY
_____________________________________________________________________________
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     New York
_____________________________________________________________________________

NUMBER OF      5    SOLE VOTING POWER

SHARES              211,600
               ______________________________________________________________
BENEFICIALLY   6    SHARED VOTING POWER

OWNED BY
               ______________________________________________________________
EACH           7    SOLE DISPOSITIVE POWER

REPORTING           211,600
               ______________________________________________________________
PERSON         8    SHARED DISPOSITIVE POWER

WITH
_____________________________________________________________________________
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     211,600
_____________________________________________________________________________
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

     (See Instructions)                                               [ ]
_____________________________________________________________________________
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     1.4% (based on 15,380,000 shares outstanding at 10/13/00)
_____________________________________________________________________________
12   TYPE OF REPORTING PERSON (See Instructions)

     PN
_____________________________________________________________________________

CUSIP NO. 226153 10 4                                              Page 4 of 10
_____________________________________________________________________________
1    NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only)

     Performance Offshore, Ltd.
_____________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
     (See Instructions)                                               (a) [X]
                                                                      (b) [ ]
_____________________________________________________________________________
3    SEC USE ONLY
_____________________________________________________________________________
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Cayman Islands
_____________________________________________________________________________

NUMBER OF      5    SOLE VOTING POWER

SHARES              87,100
               ______________________________________________________________
BENEFICIALLY   6    SHARED VOTING POWER

OWNED BY
               ______________________________________________________________
EACH           7    SOLE DISPOSITIVE POWER

REPORTING           87,100
               ______________________________________________________________
PERSON         8    SHARED DISPOSITIVE POWER

WITH
_____________________________________________________________________________
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     87,100
_____________________________________________________________________________
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

     (See Instructions)                                               [ ]
_____________________________________________________________________________
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     0.6% (based on 15,380,000 shares outstanding at 10/13/00)
_____________________________________________________________________________
12   TYPE OF REPORTING PERSON (See Instructions)

     CO
_____________________________________________________________________________

CUSIP NO. 226153 10 4                                              Page 5 of 10
_____________________________________________________________________________
1    NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only)

     Brett Fialkoff, IRA
_____________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
     (See Instructions)                                               (a) [X]
                                                                      (b) [ ]
_____________________________________________________________________________
3    SEC USE ONLY
_____________________________________________________________________________
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     United States of America
_____________________________________________________________________________

NUMBER OF      5    SOLE VOTING POWER

SHARES              100
               ______________________________________________________________
BENEFICIALLY   6    SHARED VOTING POWER

OWNED BY
               ______________________________________________________________
EACH           7    SOLE DISPOSITIVE POWER

REPORTING           100
               ______________________________________________________________
PERSON         8    SHARED DISPOSITIVE POWER

WITH
_____________________________________________________________________________
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     100
_____________________________________________________________________________
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

     (See Instructions)                                               [ ]
_____________________________________________________________________________
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     0.1% (based on 15,380,000 shares outstanding at 10/13/00)
_____________________________________________________________________________
12   TYPE OF REPORTING PERSON (See Instructions)

     00
_____________________________________________________________________________

CUSIP NO. 226153 10 4                                              Page 6 of 10
_____________________________________________________________________________
1    NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only)

     Jordan Warner
_____________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
     (See Instructions)                                               (a) [X]
                                                                      (b) [ ]
_____________________________________________________________________________
3    SEC USE ONLY
_____________________________________________________________________________
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     United States of America
_____________________________________________________________________________

NUMBER OF      5    SOLE VOTING POWER

SHARES              7,000
               ______________________________________________________________
BENEFICIALLY   6    SHARED VOTING POWER

OWNED BY
               ______________________________________________________________
EACH           7    SOLE DISPOSITIVE POWER

REPORTING           7,000
               ______________________________________________________________
PERSON         8    SHARED DISPOSITIVE POWER

WITH
_____________________________________________________________________________
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     7,000
_____________________________________________________________________________
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

     (See Instructions)                                               [ ]
_____________________________________________________________________________
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     0.1% (based on 15,380,000 shares outstanding at 10/13/00)
_____________________________________________________________________________
12   TYPE OF REPORTING PERSON (See Instructions)

     IN
_____________________________________________________________________________
CUSIP NO. 226153 10 4                                                                                                       Page 7 of 10

Item 1.       Name of Issuer and Address

                  (a)    The name of the issuer is Crestline Capital Corporation, a Maryland corporation ("CCC").

                  (b)    The principal executive offices of CCC are located at 6600 Rockledge Drive, Bethesda, Maryland 20817.

Item 2.       Identity, Address, Citizenship, Title of Class of Securities and CUSIP Number

Items 2(a), (b), (c)

                  This Amendment No. 1 to Schedule 13G ("Statement") is filed by Performance Capital, L.P., a New York limited partnership ("PCI"), Performance Capital II, L.P., a New York limited partnership ("PCII"), Performance Offshore, Ltd, a Cayman Islands corporation ("POL"), Brett Fialkoff, IRA, an individual retirement account for the benefit of Brett Fialkoff ("BF") and Jordan Warner ("JW"; which together with PCI, PCII, POL and BF shall be referred to collectively as the "Group"; each member of the Group being hereinafter referred to individually as a "Member" and collectively as "Members"). Performance Capital, LLC, a New York limited liability company ("PCLLC"), is the sole general partner of PCI and Brian Warner is a member of and the sole manager of PCLLC. BF is the other member of PCLLC. Performance Management, LLC, a New York limited liability company ("PMLLC"), is the sole general partner of PCII and Brian Warner is a member of and the sole manager of PMLLC. BF is the other member of PMLLC. Performance Management Holding Corp., a Delaware corporation ("PMHC"), is the sole investment manager of POL and Brian Warner is the President, sole director and a shareholder of PMHC. BF is also a shareholder of PMHC. Jordan Warner is a retired individual who resides at 137 Golf View Drive, Jericho, New York 11753. The address of principal business office of PCI, PCII, PCLLC, PMLLC, PMHC, Brian Warner and BF is 767 Third Avenue, 16th Floor, New York, NY 10017. The address of principal business office of POL is Corporate Centre, West Bay Road, P.O. Box 31106 SMB, Grand Cayman, Cayman Islands, B.W.I.

Items 2(d), (e)

                  This Statement relates to the Common Stock, $.01 per value per share (the "CCC Common Stock") of CCC. The CUSIP number for the CCC Common Stock is 226153 10 4.

Item 3.      If this statement is filed pursuant to Sections 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

                  Not Applicable

CUSIP NO. 226153 10 4                                                                                                       Page 8 of 10

Item 4.      Ownership

Items 4(a), (b)

                  PCI owns 1,203,800 shares of CCC Common Stock, representing 7.8% of CCC's issued and outstanding shares (based on 15,380,000 shares outstanding at October 13, 2000). PCII owns 211,600 shares of CCC Common Stock, representing 1.4% of CCC's issued and outstanding shares (based on 15,380,000 shares outstanding at October 13, 2000). POL owns 87,100 shares of CCC Commons Stock, representing 0.6% of CCC's issued and outstanding shares (based on 15,380,000 shares outstanding at October 13, 2000). BF owns 100 shares of CCC Common Stock, representing 0.1% of CCC's issued and outstanding shares (based on 15,380,000 shares outstanding at October 13, 2000). JW owns 7,000 shares of CCC Common Stock, representing 0.1% of CCC's issued and outstanding shares (based on 15,380,000 shares outstanding at October 13, 2000).

Items 4(c)

                  Each Member is the sole beneficial owner of the securities identified in subsection (a) above. PCLLC, as the sole general partner of PCI, has sole voting and dispositive power over the CCC Common Stock owned by PCI. PMLLC, as the sole general partner of PCII, has sole voting and dispositive power over the shares of CCC Common Stock owned by PCII. PMHC, as the sole investment manager of POL, has sole voting and dispositive power over the CCC Common Stock owned by POL. BF has the sole voting and dispositive power over the CCC Common Stock owned by BF. Brian Warner has the sole voting and dispositive power over the CCC Common Stock owned by JW.

Item 5.      Ownership of Five Percent or Less of a Class

                  Not Applicable

Item 6.      Ownership of More than Five Percent on Behalf of Another Person

                  Not Applicable

Item 7.      Identification and Classification of the Subsidiary Which Acquired the
                  Security Being Reported By the Parent Holding Company

                  Not Applicable

Item 8.      Identification and Classification of Members of the Group

                  Not Applicable

Item 9.      Notice of Dissolution of a Group

                  Not Applicable

CUSIP NO. 226153 10 4                                                                                                       Page 9 of 10

Item 10.     Certification

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP NO. 226153 10 4                                                                                                       Page 10 of 10

SIGNATURE

              After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: March 13, 2001

PERFORMANCE CAPITAL, L.P.
By: Performance Capital, LLC, General Partner

By:  /s/BRIAN WARNER
       Brian Warner, Manager

PERFORMANCE CAPITAL II, L.P.
By: Performance Management, LLC, General Partner

By:  /s/BRIAN WARNER
       Brian Warner, Manager

PERFORMANCE OFFSHORE, LTD.
By: Performance Management Holding Corp., Investment Manager

By:  /s/BRIAN WARNER
       Brian Warner, Manager

BRETT FIALKOFF, IRA

By:  /s/BRETT FIALKOFF
       Brett Fialkoff

JORDAN WARNER

By:  /s/JORDAN WARNER
Jordan Warner